Filed pursuant to Rule 433 | Registration Statement Nos. 333-184147 and
333-184147-01

RBS Exchange Traded Notes

RBS NASDAQ-100([R]) Trendpilot[] ETN (TNDQ)

The RBS NASDAQ-100([R]) Trendpilot[] Exchange Traded Notes ("RBS ETNs") are
unsecured and senior obligations of The Royal Bank of Scotland plc ("RBS plc"), and are fully and unconditionally guaranteed by The Royal Bank of Scotland
Group plc ("RBS Group"). Any payments on the RBS ETNs when they become due at maturity or upon early repurchase or redemption are dependent on the ability of
RBS plc and RBS Group to pay, and are also subject to market risk.

RBS NASDAQ-100([R]) Trendpilot[] ETNs track the RBS NASDAQ-100([R])
Trendpilot[] Index (USD) which provides:
Trend-following exposure using an objective and transparent methodology to either the NASDAQ-100([R]) Total Return Index(SM) or the Cash Rate;
NASDAQ-100([R]) Exposure in positive trending markets by tracking the
NASDAQ-100([R]) Total Return Index(SM), the level of which incorporates the reinvestment of any cash dividends paid on its component securities. The RBS
ETNs do not pay interest or dividends; and Cash Rate Exposure in negative trending markets by tracking a hypothetical investment in 3-month U.S. Treasury bills as of the most recent weekly auction.

Illustration of the Trendpilot([]) Index Methodology

A positive trend is established:
The Index will track the Benchmark Index

                                   If the closing level of the Benchmark Index is at or above its historical
                                   100-Index business day simple moving average for []ve consecutive Index business days
                                                        A negative trend is established:
                                                        The Index will track the Cash Rate
                                                        If the closing level of the Benchmark Index is below its
                                                        historical 100-Index business day simple moving
                                                        average for []ve consecutive Index business days
Hypothetical Benchmark Index Level                         A negative trend is established

A positive trend is established

Hypothetical Benchmark Index

Hypothetical 100-Index business day simple moving average

Time

The above graph illustrates the operation of the Trendpilot[] Index
Methodology. It does not re[]ect any actual performance of the Benchmark Index or the Index, and is not an indication of how either index may perform in the future. The hypothetical illustration above also does not include any fees, transaction costs or expenses.
If neither of the above conditions is satis[]ed, the trend of the Benchmark
Index will be the same as the trend of the Benchmark Index on the immediately preceeding Index business day. The Index will implement any trend reversal at the open of trading on the second Index business day immediately following the
Index business day on which the Benchmark Index trend switches from positive to negative or from negative to positive, as the case may be.
(1)Benchmark Index Dividend Yield means the sum of the gross dividends paid on the securities comprising the Benchmark Index (which is a total return index)
over the prior 12 months ending 9/30/2012 divided by the closing level of the price return version of the Benchmark Index as of 9/30/2012.

Not FDIC Insured. May Lose Value.

RBS ETN Details

Issuer           The Royal Bank of Scotland plc
Guarantor        The Royal Bank of Scotland
                 Group plc
Ticker           TNDQ
Intraday         TNDQ.IV
Indicative Value
Ticker
CUSIP            78009P143
ISIN             US78009P1434
Primary          NYSE Arca
Exchange
Maturity         12/13/2041
Benchmark        1.11%
Index Dividend
Yield(1)
Index            RBS NASDAQ-100([R]) Trendpilot(TM)
                 Index (USD) (Bloomberg
                 symbol: "TPNDQUT Index"),
                 which tracks the Benchmark
                 Index or the Cash Rate
                 depending on the relative
                 performance of the Benchmark
                 Index on a simple historical
                 moving average basis.
Benchmark        NASDAQ-100([R]) Total Return
Index            Index(SM) (Bloomberg page:
                 "XNDX Index")
Cash Rate        Yield on a hypothetical notional
                 investment in 3-month U.S.
                 Treasury bills as of the most re-
                 cent weekly auction (Bloomberg
                 page: "USB3MTA Index")
Annual Investor  When the Index is tracking the
Fee              Benchmark Index: 1.00% per
(accrued on a    annum. When the Index is
daily basis)     tracking the Cash Rate: 0.50%
                 per annum.
Repurchase at    You may offer your RBS ETNs
your option      to RBS plc for repurchase on
                 any business day on or prior to
                 12/5/2041, provided that you
                 offer a minimum of 20,000 RBS
                 ETNs for any single repurchase
                 and follow the procedures
                 described in the pricing
                 supplement.
Early            We may redeem all of the RBS
redemption at    ETNs at our discretion at any
our option       time on or prior to 12/11/2041.
Daily            Upon early repurchase or
Redemption       redemption or at maturity, you
Value            will receive a cash payment
                 equal to the daily redemption
                 value per RBS ETN. The daily
                 redemption value on the relevant
                 valuation date will be published
                 on www.rbs.com/etnUS/TNDQ*.

* Information contained on our website is not incorporated by reference in, and should not be considered a part of, this document.
To []nd out more
Call toll free 855-RBS-ETPS or visit

www. rbs.com/etnUS

NASDAQ-100([R]) Total Return Index(SM)            Historical Performance (%) -- as of 09/30/2012
                                                  -------------------------------------------------- -------- ----------
 ---------------
Top 10 Holdings -- as of 09/30/2012                                                                                      SINCE RBS
 ETN
-------------------------------------- ----------

                                                                                             3-MONTH YEAR-TO- ANNUALIZED  INCEPTION
 COMPANY TICKER                        WEIGHT (%)                                              (%)   DATE (%) 1-YEAR (%) (12/8/2011)
 (%)
-------- ----------------------------- ---------- -------------------------------------------------- -------- ----------
 ---------------

 Apple, Inc.           AAPL
 Microsoft Corporation MSFT
 Google, Inc.          GOOG
 Oracle Corporation    ORCL
 Amazon.com, Inc.      AMZN
 Intel Corporation     INTC
 QUALCOMM, Inc.        QCOM
 Cisco Systems, Inc.   CSCO
 Comcast Corporation   CMCSA
 Kraft Foods, Inc.     KFT
Source: Bloomberg

19.72 RBS NASDAQ-100([R]) Trendpilot[] ETN Daily
      Redemption Value(1)                        2.76 14.90  --   14.63
7.87
      RBS NASDAQ-100([R]) Trendpilot(TM) Index   2.96 15.64  --   15.43
6.23
      NASDAQ-100([R]) Total Return Index(SM)
4.85  (Benchmark Index)                          7.36 23.93 32.37 23.71
3.62  Cash rate on 09/30/12 was 0.11%             --   --    --    --
3.58

3.36 The table above presents the actual performance of the Index, the RBS ETNs and the NASDAQ-100([R])

 Total Return Index(SM) (the Benchmark Index) over the speci[]ed periods. For information regarding the

3.22 performance of the Index, see pages PS-40 to PS-44 of the pricing supplement to the RBS ETNs []led

2.38 with the U.S. Securities and Exchange Commission (SEC). Past performance does not guarantee future results.

2.31 (1) Includes the deduction of the annual investor fee, which accrues on a daily basis. The annual investor fee

will be equal to (i) 1.00% per annum when the Index is tracking the Benchmark
Index, and (ii) 0.50% per annum when the Index is tracking the Cash Rate.

NASDAQ-100([R]) Total Return Index(SM) Performance -- as of 09/30/2012
-------------------------------------------------------------------------------------------- ---- ---- ----- ------ ------- ----
 ----------------------
    NASDAQ-100([R]) Total Return Index(SM)
    NASDAQ-100([R]) Total Return Index(SM) 100-Index business day simple moving average
--------------------------------------------------------------------------------------- ---- ---- ---- ----- ------ ------- ----

5,000
              --- ------------------------ ---- --- ---- ----- ------------------------ ---- ---- ---- ----- ------ ------- ----

4,100
                                                                                                                                 The
 graph to the

 left is the historical

 performance of the
------------- --- ------------------------ ---- --- ---- ----- ------------------------ ---- ---- ---- ----- ------ ------- ----

3,200
 NASDAQ-100([R]) Total

 Return Index(SM) and
                                                                                                                                 the
 NASDAQ-100([R])
------------- --- ------------------------ ---- --- ---- ----- ------------------------ ---- ---- ---- ----- ------ ------- ----

2,300
 Total Return Index(SM)

 100-Index business
                                                                                                                                 day
 simple moving
------------- --- ------------------------ ---- --- ---- ----- ------------------------ ---- ---- ---- ----- ------ ------- ----

1,400
 average. This

 illustration does not

 re[]ect any historical

 Trendpilot[] Index
 (500) Jul 00 01  02                            03       04    05                       06    07    08    09     10      11  12
 performance.
    99
------------- --- ------------------------ ---- --- ---- ----- ------------------------ ---- ---- ---- ----- ------ ------- ----
 ----------------------
NASDAQ-100([R]) Total Return Index(SM) 1-Year Annual Return Comparison (%)(1)
------------------------------------------------------------------------------------------------- ---- ----- ------ ------- ----
 ----------------------
                                           2000     2001  2002 2003                     2004 2005 2006 2007  2008   2009    2010
 2011 2012-Q3
------------- --- ------------------------ ---- --- ---- ----- ------------------------ ---- ---- ---- ----- ------ ------- ----
 ----------------------

NASDAQ-100([R]) Total Return Index(SM) -36.82 -32.62 -37.52 49.49 10.75 1.89 7.28 19.24 -41.57 54.61 20.14 3.66 23.93
Cash Rate (Year-End)                   5.70   1.71   1.19   0.89  2.23  3.91 4.88 3.31  0.05   0.11  0.18  0.03 0.11

(1) The table above does not re[]ect any Trendpilot[] Index performance. The
Trendpilot[] Index performance is not the same as the NASDAQ-100([R]) Total
Return Index(SM) performance. The Trendpilot[] Index may underperform the
NASDAQ-100([R]) Total Return Index(SM) over various time periods, and may track the Cash Rate for extended periods of time in a low interest rate environment.
CERTAIN RISK CONSIDERATIONS: The RBS ETNs involve risks not associated with an investment in conventional debt securities, including a possible loss of some or all of your investment. The level of the Index must increase by an amount suf[]cient to offset the aggregate investor fee applicable to the RBS ETNs in order for you to receive at least the principal amount of your investment back at maturity or upon early repurchase or redemption. The Index may underperform the Benchmark Index, and is expected to perform poorly in volatile markets.
Even though the RBS ETNs are listed on the NYSE Arca, a trading market may not develop and the liquidity of the RBS ETNs may be limited and/or vary over time, as RBS plc is not required to maintain any listing of the RBS ETNs. The RBS
ETNs are not principal protected and do not pay interest. Any payment on the
RBS ETNs is subject to the ability of RBS plc, as the issuer, and RBS Group plc, as the guarantor, to pay their respective obligations when they become due. You should carefully consider whether the RBS ETNs are suited to your particular circumstances before you decide to purchase them. We urge you to consult with your investment, legal, accounting, tax and other advisors with respect to any investment in the RBS ETNs.

The RBS ETNs are not suitable for all investors. You should carefully read the relevant pricing supplement and prospectus, including the more detailed explanation of the risks involved in any investment in the RBS ETNs as described in the "Risk Factors" section of the pricing supplement, before investing.

IMPORTANT INFORMATION: The Royal Bank of Scotland plc (RBS plc) and The Royal
Bank of Scotland Group plc (RBS Group) have []led a registration statement
(including a prospectus) with the U.S. Securities and Exchange Commission (SEC)
for the offering of RBS ETNs to which this communication relates. Before you invest in any RBS ETNs, you should read the prospectus in that registration statement and other documents that have been []led by RBS plc and RBS Group with the SEC for more complete information about RBS plc and RBS Group, and the offering. You may get these documents for free by visiting EDGAR on the SEC's web site at www.sec.gov. Alternatively, RBS plc, RBS Securities Inc. (RBSSI) or
any dealer participating in the offering will arrange to send you the prospectus and the pricing supplement at no charge if you request it by calling
1-855-RBS-ETPS (toll-free).
NASDAQ([R]), OMX([R]), NASDAQ OMX([R]), NASDAQ-100([R]), NASDAQ-100 Index([R])
and NASDAQ-100([R]) Total Return Index(SM) are registered trademarks and service marks of The NASDAQ OMX Group, Inc. and are licensed for use by RBS plc.
The Index is the property of RBS plc. RBS plc has contracted with The NASDAQ
OMX Group, Inc. (which with its af[]liates and subsidiaries is referred to as the "Corporations") to calculate and maintain the Index, either directly or through a third party. Currently, the Index is calculated and maintained by S and P
Opco, LLC, a subsidiary of S and P Dow Jones Indices LLC, ("S and P Dow Jones Indices")
on behalf of the Corporations. S and P([R]) is a registered trademark of SPFS
Standard and Poor's Financial Services LLC ("SPFS") and Dow Jones([R]) is a
registered trademark of Dow Jones Trademark Holdings LLC ("Dow Jones").
These trademarks have been licensed to S and P Dow Jones Indices. S and P Dow Jones
Indices, its af[]liates and the Corporations shall have no liability for any errors or omissions in calculating the RBS NASDAQ-100([R]) Trendpilot[] Index.
The RBS NASDAQ-100([R]) Trendpilot[] Exchange Traded Notes, which are based on the RBS NASDAQ-100([R]) Trendpilot[] Index, have not been passed on by the
Corporations or S and P Dow Jones Indices and its af[]liates as to their legality or suitability and are not sponsored, endorsed, sold or promoted by the
Corporations or S and P Dow Jones Indices and its af[]liates. S and P DOW JONES
INDICES, ITS AFFILIATES AND THE CORPORATIONS MAKE NO WARRANTIES AND BEAR NO
LIABILITY WITH RESPECT TO THE RBS NASDAQ-100([R]) TRENDPILOT[] EXCHANGE TRADED
NOTES.

Copyright [C] 2012 RBS Securities Inc. All rights reserved. RBS Securities
Inc., a U.S. registered broker-dealer, member of FINRA and SIPC, is an indirect wholly-owned subsidiary of The Royal Bank of Scotland plc.

www.rbs.com/etnUS | TOLL FREE: 855-RBS-ETPS | Not FDIC Insured. May Lose Value. Dated October 3, 2012